                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 12.1

                         COMPUTATION OF RATIO OF INCOME
                            TO COMBINED FIXED CHARGES
                               COLEMAN CABLE, INC.


                                                                                  For the Year Ended
                                                      ------------------------------------------------------------------------
                                                         2000            2001            2002           2003           2004
                                                      ------------------------------------------------------------------------
(thousands, except ratios)
Fixed Charges
   Interest and amortization of debt discount         $   19,634      $   16,636      $   11,784     $   10,331     $   11,503
     and expense on all indebtedness

   Add interest element implicit in rentals                1,096           1,179           1,103          1,045            973

Interest capitalized                                          --              --              --             --             --
                                                      ------------------------------------------------------------------------


                                                      ------------------------------------------------------------------------
Total fixed charges                                       20,730          17,815          12,887         11,376         12,476
                                                      ========================================================================

Income
   Income (loss) before income taxes                      (3,881)         (2,898)          5,190          6,610         (5,915)

Add
   Fixed charges (excluding interest capitalized)         20,730          17,815          12,887         11,376         12,476
                                                      ------------------------------------------------------------------------

                                                      ------------------------------------------------------------------------
   Income before fixed charges and income taxes       $   16,849      $   14,917      $   18,077     $   17,986     $    6,561
                                                      ========================================================================

                                                      ------------------------------------------------------------------------
Ratio of income to fixed charges                            0.81            0.84            1.40           1.58           0.53
                                                      ========================================================================